Exhibit 10.3
DIGENE CORPORATION
Restricted Stock Unit Award Certificate

Award Date: ,	Number of Restricted Stock Units:	Final Vesting Date:
     THIS CERTIFIES THAT Digene Corporation (the “Company”) has on the Award Date specified above granted to
«First_Name» «Last_Name»
     (the “Participant”) an award (the “Award”) to receive that number of Restricted Stock Units (the “RSUs”) indicated above in the box labeled “Number of Restricted Stock Units,” each RSU representing the right to receive one share of the Company’s common stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award Certificate and the Company’s Amended and Restated 1999 Incentive Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan shall prevail. Any terms not defined herein shall have the meaning set forth in the Plan.
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1. Rights of the Participant with Respect to the Restricted Stock Units.
(a) No Stockholder Rights. A Participant shall not be deemed to be the holder of Common Stock, or to have any of the rights of a holder of Common Stock, with respect to any shares underlying the RSUs granted pursuant to the Award, unless and until the forfeiture restrictions lapse, in accordance with Section 2 or 3, and a stock certificate representing such shares of Common Stock is issued to the Participant in accordance with Section 1(b).
(b) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to a Participant prior to the date on which the RSUs vest and the restrictions with respect to the RSUs lapse, in accordance with Section 2 or 3. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After all restrictions with respect to the RSUs lapse pursuant to Section 2 or 3, the Company shall cause to be issued as soon as practicably possible, in book-entry or certificated form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment for such RSUs that number of shares of Common Stock equal to the number of RSUs with respect to which the restrictions have lapsed.
2. Vesting. Subject to Section 4, the RSUs shall vest and all restrictions with respect to such RSUs shall lapse as follows if the Participant serves continuously as an Employee of the Company until the [respective] vesting date[s]:

3. Forfeiture or Early Vesting Upon Ceasing to be an Employee.
(a) Ceasing to be an Employee Generally. In the event of a Participant’s Termination of Employment prior to vesting of the RSUs pursuant to Section 2 for any reason, other than death or Disability, as defined in the Plan, such unvested RSUs shall be immediately and irrevocably forfeited.
(b) Death or Disability. Upon the death or Disability, as defined in the Plan, of a Participant while an Employee, all of the RSUs shall become immediately and unconditionally vested and the restrictions with respect to such RSUs shall lapse.
4. Forfeiture for Competition. If the Participant provides services to a competitor of the Company or any of its subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Participant while an Employee, and the Committee determines, in its sole discretion, that the provision of such services constitutes a breach of the Participant’s non-compete agreement with the Company, then that Participant’s rights to any Awards hereunder shall automatically be forfeited.
5. Restriction on Transfer. No RSUs or rights thereunder shall be transferable by the Participant prior to vesting and lapse of the forfeiture restrictions, in accordance with Section 2 or 3, otherwise than by will or by the laws of descent and distribution, to the extent consistent with the terms of Award Certificate and the Plan.
6. Tax Matters.
(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such actions as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes are withheld or collected from the Participant.
(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, the Participant may elect to satisfy the Participant’s federal, state and local tax withholding obligations arising from the receipt of, the vesting of or the lapse of restrictions relating to, the RSUs, by (i) delivering cash, check or money order payable to the Company, or (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value, as defined in the Plan, equal to the amount of such taxes. The Company will not deliver any fractional share of Common Stock but will instead round down to the next full number the amount of shares of Common Stock to be delivered. The Participant’s election must be made on or before the date that any such withholding obligation with respect to the RSUs arises. If the Participant fails to timely make such an election, the Company shall have the right to withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

7. Miscellaneous.
(a) The Award does not confer on the Participant any right with respect to the continuance of employment by the Company or any of its subsidiaries, nor will it interfere in any way with the right of the Company to terminate the Participant’s employment at any time.
(b) The Company shall not be required to deliver any shares of Common Stock upon vesting of any RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(c) An original record of the Award and all the terms thereof shall be held on file by the Company. To the extent there is any conflict between the terms contained in the Award Certificate and the terms contained in the original record held by the Company, the terms of the original record held by the Company shall control.
8. Governing Law. This Award Certificate shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
A copy of the Amended and Restated 1999 Incentive Plan is attached to this Certificate.
DIGENE CORPORATION
___________________________
________, ____
By my signature below, I hereby acknowledge receipt of this Award Certificate on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award Certificate and the Plan.

Signature:		Date:

«First_Name» «Last_Name»

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